Stock Option Award Agreement
On <<GRANT DATE>>, West Pharmaceutical Services granted <<name>> an award of <<#OPTIONS>> stock options at an exercise price (option cost) of <<GRANT PRICE>>. The award is granted under the terms of the West 2016 Omnibus Incentive Compensation Plan (the “Plan”).
The terms and conditions of the award follows.
Signed for and on behalf of the Company:
Annette Favorite
Senior Vice President & Chief HR Officer
_____________________________________________________________________________________
What is a stock option?
A stock option is the right to purchase a fixed number of shares at a set exercise price. The option granted by this award is a non-qualified stock option. The stock option gains value when the price of our common stock exceeds the exercise price.
How many shares may I purchase and what is the price?
The number of shares you may purchase and the exercise price are as follows:

Exercise Price	Total shares that may be purchased upon exercise
###GRANT_PRICE###	###TOTAL_AWARDS###
May I purchase the shares immediately?
No. However, as long as your employment with us continues (except as described below in the event of retirement, death or disability), your option becomes exercisable - or “vests” - according to the schedule below. At the end of the period, you may exercise the entire option. The following chart shows when and what portion of your option is exercisable each year.
###VEST_SCHEDULE_TABLE###

However, in no event will your option be exercisable after the Expiration Date set forth below.
What restrictive covenants apply to the receipt of this award?
This award is consideration for your services to West Pharmaceutical Services, Inc., a corporation incorporated under the laws of the Commonwealth of Pennsylvania in the United States of America. As consideration for receipt of this award, to the maximum extent permitted by applicable law by accepting this award you agree to the restrictive covenants contained below.

During the Restrictive Period, you will not, and you will not permit any of your Affiliates, or any other Person, directly or indirectly, to:

1.
engage in competition with, or acquire a direct or indirect interest or an option to acquire such an interest in any Person engaged in competition with, the Company’s Business (other than an interest of not more than 5 percent of the outstanding stock of any publicly traded company);

2.	serve as a director, officer, employee or consultant of, or furnish information to, or otherwise facilitate the efforts of, any Person engaged in competition with the Company’s Business;

3.
solicit, employ, interfere with or attempt to entice away from the Company any employee who has been employed by the Company or a Subsidiary in connection with the conduct of the Company’s Business within one year prior to such solicitation, employment, interference or enticement; or

4.	approach, solicit or deal with in competition with the Company or any Subsidiary any Person which at any time during the year immediately preceding the date of your termination of employment:

a.	was a customer, client, supplier, agent or distributor of the Company or any Subsidiary;

b.
was a customer, client, supplier, agent or distributor of the Company or any Subsidiary with whom employees reporting to or under your direct control had personal contact on behalf of the Company or any Subsidiary; or

c.
was a Person with whom you had regular, substantial or a series of business dealings on behalf of the Company or any Subsidiary (whether or not a customer, client, supplier, agent or distributor of the Company or any Subsidiary).

d.	As used in this Agreement, the capitalized terms have the meanings set forth below:

i.	An “Affiliate” of any Person means any Person directly or indirectly controlling, controlled by or under common control with such Person.

ii.
The “Company’s Business” means, in the relevant geographic scope for which you had responsibility or oversight: (A) the development and manufacture of devices to connect, interface and mix injectable drugs in all forms of drug packaging, being conducted by the Company and its Affiliates; (B) the development, manufacture and sale of stoppers, closures, containers, medical devices and medical device components and assemblies made from elastomer, metal and plastic for the healthcare and consumer products industries being carried on by the Company and its Affiliates; and (C) any other business conducted by the Company or any Affiliate of the Company during the Restrictive Period in which you have been actively involved while an employee of the Company or any such Affiliate. In addition to the foregoing, and not as a limitation, employment by or rendering services to any of the following entities, or their Affiliates, will be deemed to be competitive: Names omitted.

iii. "Person” means an individual, a corporation, a partnership, an association, a trust or other entity or organization.
iv. “Restrictive Period” means the entirety of the term of your employment with the Company and its affiliates plus a period of one year following your termination for any reason.
v. “Subsidiary” has the meaning ascribed to the term by section 425(f) of the United States Internal Revenue Code of 1986, as amended.

The Company represents, and you agree that you would not have received this award without agreeing to the foregoing restrictive covenants. You further agree that a breach of the covenants contained in this Agreement will cause the Company and its Affiliates immediate and irreparable harm for which the Company’s remedies at law (such as money damages) will be inadequate. The Company shall have the right, in addition to any other rights it may have, to obtain an injunction to restrain any breach or threatened breach of such agreements. You also agree that the Company may contact any Person with or for whom you work after your employment by the Company ends and may send that Person a copy of this award agreement.
Will my options vest if I retire?
Your options will continue to vest, even if you terminate employment due to retirement, if you have a “Qualifying Retirement” on or after October 1 of the grant year. To be a Qualifying Retirement, the following criteria must be met the time of your termination of employment:

1.	You have reached age 57;

2.	You have rendered 10 years of service to the Company and its affiliates; and

3.	Your termination must not be due to “Cause” as defined in the Plan and not due to death or disability.
Vesting will cease and all outstanding awards will be immediately forfeited if the Committee determines in its sole and absolute discretion that any of the following circumstances have occurred:

1.	To the extent permitted by applicable law, you compete with the Company during the period of post-termination continued vesting as described in this Award;

2.	You fail to comply with any confidentiality agreements with the Company before or after your termination of employment;

3.	The Company determines that it could have terminated you for “Cause” due to facts or circumstances discovered after your termination of employment.
During the entire period of continued vesting upon Qualifying Retirement, you remain subject to the Incentive Compensation Recovery Policy described in Exhibit I. If you violate the terms of that policy, vesting will also immediately cease.
What happens if I die or become Disabled before the award is fully vested?
Your options will vest immediately 100% if you die or become Disabled (as defined in the Plan) during the vesting period.
What happens if I terminate employment for any reason other than a Qualifying Retirement, death or Disability?
Your options will immediately cease vesting upon your termination of employment.
When will my option expire?
If you remain employed, the option expires on ###EXPIRY_DATE###, which will be referred to as the “Expiration Date.” This means that once it becomes exercisable, the option may be exercised until ###EXPIRY_DATE###. In addition,

•	if you die, the option will remain exercisable for one year from your date of death;

•	if you terminate employment due to Disability or a Qualifying Retirement, the option will remain exercisable until the Expiration Date;

•	if your employment terminates for any reason other than a Qualifying Retirement, Disability, death or removal for cause, the option will expire 90 days after your termination date;

•	if we terminate your employment for cause, the option will expire on the commencement of business on your termination date.
How do I exercise my stock option?
There are four ways to exercise a stock option, the first is the most common.

•
Same-Day-Sale (Cashless). You may elect to sell all or a portion of your vested stock options in the open market. The proceeds generated from the sale will be used to pay for the option cost and any applicable tax withholding. The net proceeds will be deposited in your account at our stock plan administrator.

•	Cash. You write a check to the Company for the exercise price, plus any applicable withholding taxes.

•	Already owned shares. You may deliver or attest vested shares of common stock that you own with a fair market value equal to the exercise price, plus any applicable withholding taxes.

•	Combination of shares and cash. You may use a combination of cash and stock.
When do I have to pay for the exercise?
The full exercise price and applicable taxes must be paid within two business days of exercise.
Will I receive dividends on my unexercised options?
Stock options are not eligible for dividends.
Are there other circumstances that would lead to a forfeiture of my award or the proceeds that I receive from exercising my award?
Yes. All awards are subject to our Incentive Compensation Recovery Policy, which is attached to this award letter as Exhibit I. You are encouraged to carefully read that policy and contact me or the Law Department if you have any questions. The policy generally provides that in addition to forfeitures of all or part of your award due to your termination of employment discussed above, in certain other situations you will forfeit your award and may be required to reimburse us for the amounts you receive as a result of any option that you exercise or share of stock that you sell. Your acceptance of this award is expressly conditioned on your agreement to be subject to the Incentive Compensation Recovery Policy, including the provisions that allow us to deduct any proceeds from other sources of income payable to you. This award would not be made if you did not agree to be subject to that policy.
The clawback period described in the Incentive Compensation Recovery policy is extended for the full duration of the period of post-termination continued vesting described in this award. The Compensation Committee may determine in its sole and absolute discretion that if circumstances exist that would permit the recovery of incentive compensation paid to you during the vesting period, in addition to recovering this compensation, all vesting will immediately cease and the remainder of your awards will be forfeited immediately.
Does the Securities Trading Policy apply to my award?
Yes. All sales of shares of company stock (including shares received upon exercise of an option) and all option exercise transactions are subject to our Securities Trading Policy. Option exercises by West’s officers who are subject to Section 16 of the Securities and Exchange Act of 1934 or on the designated persons list under our policy also must meet the review and written pre-approval by our General Counsel requirements of that policy.

Does my acceptance of this award guarantee me any future awards, continued employment or additional severance pay?
No. This award is granted at the sole discretion of West. Your receipt of this award does not guarantee any future awards, nor does it guarantee your continued employment with the Company. Subject to applicable law, your employment may be terminated for any reason. Additionally, this award is not part of your base pay or compensation for determination of any severance pay or benefits you may be entitled to upon termination of employment unless that is specifically agreed to in writing between you and the Company.
What other legal provisions cover this award and the related restrictive covenants?
The laws of the Commonwealth of Pennsylvania in the United States of America (without giving effect to its conflict of laws principles) govern all matters arising out of or relating to this award and the restrictive covenants contained in it (including, without limitation, its interpretation, construction, performance, and enforcement).
You and the Company submit to the exclusive jurisdiction of the state and federal courts sitting in Pennsylvania, with respect to actions or proceedings arising out of or relating to this award. Each party agrees that all claims in respect of such action or proceeding may be heard and determined only in these courts, and each party also agrees not to bring actions in other courts.
If a court of competent jurisdiction holds that all or a portion of this Agreement is unenforceable for any reason, including any expressed time or geographic provision, you and the Company agree to modify such provision, or allow a court of competent jurisdiction to have the power to modify such provision, to reduce the duration or area of such provision or both, or to delete specific words or phrases (this act be known as "blue-penciling"), and, in its blue-penciled form, the provision shall then be enforced.
The Company’s failure to insist upon strict compliance with any provision of this agreement shall not be deemed to be waiver of such provision or any other provision thereof.
Where can I find additional information about my award?
This is a summary of the terms of your stock option award. Your award is subject to the terms of the 2016 Omnibus Incentive Compensation Plan. This award is being delivered with an Information Statement, which gives additional information about your award and the 2016 Omnibus Incentive Compensation Plan under which it was granted. We encourage you to read the Information Statement. Additional terms and conditions may apply to your award under the terms of the Omnibus Plan.

EXHIBIT I
Incentive Compensation Recovery Policy

The Company may seek to recover incentive compensation awarded to any recipient in accordance with the terms of this policy. Each award of annual or long-term equity-based or performance-based compensation must specify that the award is subject to this policy.
Restatement of Financial Results. The Company will cancel or will seek to recover all or a portion of an award from any executive officer of the Company if the Company is required to significantly or materially restate its financial statements (other than to comply with changes to applicable accounting principles) with respect to any of the three fiscal years before the payment of the award. The Company also will not pay or will seek to recover all or a portion of an award from any award recipient whose fraud or misconduct causes the restatement of the Company’s financial statements with respect to any of the three fiscal years before the payment of the award.
Calculation Errors. Even if no financial results are restated, if an award is paid or distributed, and it is subsequently determined that the award should have been less than the amount calculated due to mathematical errors, fraud, misconduct or gross negligence, the Company may seek repayment of the award from any award recipient during the three-year period following the payment of the award.
Detrimental Conduct. If an award recipient directly or indirectly engages in conduct that competes with the Company, or any conduct that is materially inimical, contrary, harmful to, or not in the best interests of the Company or if the award recipient fails to comply with any of the material terms and conditions of the award (unless the failure is remedied within ten days after having been notified of such failure), then the Company has the discretion to immediately cancel any and all outstanding awards and require that the award recipient repay all or any portion of an award, including the gain realized on the exercise of a stock option, stock appreciation right or the disposition of any other equity-based award. To be subject to this policy, the detrimental conduct must have occurred while the award recipient was rendering service to the Company, or during the six-month period following the later of (1) the date the recipient ceases rendering service to the Company or, (2) the date the award is paid (or an option or stock appreciation right is exercised).
Exercise of Discretion. With respect to executive officers and members of the board of directors, the compensation committee has the sole and absolute authority (unless the board determines that the whole board should have such authority) to determine whether to exercise its discretion to seek repayment or cancel an award and what portion of an award should be recovered or canceled. With respect to all other award recipients, the officers of the Company have sole and absolute authority. The compensation committee, board or officers, as appropriate, will consider all relevant facts and circumstances in exercising their discretion. These facts and circumstances include: (1) the materiality of any changes to calculations or financial results, (2) the potential windfall received by recipients, (3) the culpability and involvement of the award recipients, (4) the controls in place to limit misconduct or incorrect reporting, (5) the period during which any misconduct occurred, (6) any other negative repercussions experienced by the award recipient, (7) the period that has elapsed since the date of any misconduct and (8) the feasibility and costs of recovering the compensation.
Enforcement. The board intends that this policy will be applied to the fullest extent permitted by applicable law. The Company has the authority to seek recovery through any available means including litigation or the filing of liens, if necessary. The Company also has the authority, to the extent permitted by law, to deduct the amount to be repaid from any amounts otherwise owed to the recipient, including wages or other compensation, fringe benefits, or vacation paid. Whether or not the Company elects to make any deduction, if the Company does not recover the full amount that it has determined should be recovered, the recipient must immediately repay the unpaid balance. By agreeing to accept an award, each award recipient consents to the Company’s right to make these deductions.